Exhibit 10.1

Amendment No. 7 to Loan Agreement

This Amendment No. 7 to Loan Agreement (this "Amendment"), dated March 19, 2015 (the "Effective Date"), is between Bank of America, N.A. (the "Bank") and Key Technology, Inc. (the "Borrower").
Background
A.    The Bank and the Borrower are parties to the Loan Agreement, dated December 10, 2008 (as amended, the "Loan Agreement"), pursuant to which the Bank has extended to the Borrower a $15,000,000 revolving line of credit and a $6,400,000 term loan.
B.    The Bank and the Borrower desire to amend the Loan Agreement by, among other things: (i) reducing the Facility No. 1 Commitment from $15,000,000 to $7,500,000; (ii) implementing a borrowing base to conditionally restrict availability under the revolving line of credit; and (iii) modifying the financial and reporting covenants applicable to the Borrower.
Agreement
The Bank and the Borrower agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment are defined in the Loan Agreement.

2.Representations and Warranties. Representations and Warranties.

2.1	To induce the Bank to enter into this Amendment, the Borrower represents and warrants to the Bank as follows:

2.2
Authority. The execution, delivery, and performance of this Amendment are within the powers of the Borrower, have been duly authorized, and are not in contravention of law or the terms of the articles of incorporation, articles of organization, operating agreements, and bylaws of the Borrower, or of any indenture, agreement, or undertaking to which the Borrower is a party or by which it is bound. The officer of the Borrower executing this Amendment is duly and properly in office and fully authorized to execute the same.

2.3
Enforceability. This Amendment, when executed and delivered by the Borrower, will be the legal, valid, and binding agreement of the Borrower, enforceable in accordance with its terms except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws and except as the principles of equity may affect the remedy of specific performance.

2.4
No Consent. No consent or approval of any trustee, issuer or holder of any indebtedness or obligation of the Borrower, and no consent, permission, authorization, order or license of any governmental authorities is necessary in connection with the execution and delivery of this Amendment, or any instrument or agreement required hereunder, or any transaction contemplated by this Amendment.

2.5
Financial Information Accuracy. Subject to any limitations stated therein or in connection therewith, all balance sheets, earnings statements and other financial data of the Borrower that have been or may hereafter be furnished to the Bank to induce it to enter into this Amendment or otherwise in connection with this Amendment, do or shall fairly represent the financial condition of the Borrower as of the dates furnished and the results of operations for the periods for which same are furnished, and all other information, reports and papers and data furnished to the Bank are or shall be, at any time the same are so furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give the Bank a true and accurate knowledge of the subject matter.

2.6	Other Representations and Warranties. The representations and warranties made in the Loan Agreement continue to be true and correct in all material respects as if made on the Effective Date.

2.7
No Default. No event of default under the Loan Agreement will exist as of the Effective Date and no event which would constitute an event of default upon the giving of notice or mere passage of time will exist.

3.Amendments. The Loan Agreement is amended as follows:

3.1	Line of Credit Amount. Section 1.1(a) of the Loan Agreement is amended and restated in its entirety to read as follows:

(a)During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") means the lesser of: (i) the Borrowing Base; and (ii) $7,500,000.

3.2    Borrowing Base Provisions.

(a)    Borrowing Base Definitions. The Loan Agreement is amended by adding a new Exhibit A in the form of Exhibit A to this Amendment and the definitions of Borrowing Base, Eligible Domestic Inventory, and Eligible Receivables included in Exhibit A are incorporated into the Loan Agreement.

(b)Inspection Rights. The Borrower agrees to permit the Bank, and its representatives, upon reasonable advance notice to the Borrower, to conduct: (i) an annual audit of the collateral, including, without limitation, the Eligible Domestic Inventory and the Eligible Receivables, at the expense of the Borrower; and (ii) additional audits of such collateral (A) at the expense of the Borrower when an event of default exists; and (B) at the expense of the Bank in the absence of an event of default.

(c)Reporting Requirements - Borrowing Base Certificate. As soon as available, but in any event within 30 days after the end of each month, the Borrower will deliver to the Bank a borrowing base certificate, calculated as of the end of the prior month, calculating the Borrowing Base and including all reasonably requested work papers and supporting materials (including, without limitation, to the extent requested, an accounts receivable aging report, an accounts payable aging report, and an inventory schedule), duly certified by the Borrower's chief financial officer or treasurer to accurately reflect the Borrowing Base as of the applicable month end.

3.3    Applicable Rate. Section 1.7 of the Loan Agreement is amended and restated in its entirety as follows:

1.7    Applicable Rate. The Applicable Rate shall be the following amounts per annum, based upon the ratio of Funded Debt to EBITDA (as defined in Section 8.4 of this Agreement, the "Financial Test"), as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the Borrower's most recent financial statements) received by the Bank as required in the Covenants section:

		APPLICABLE RATE
Level	Funded Debt to EBITDA	For LIBOR Portions:	For Prime-Based Loans	Unused Commitment Fee
I	< 1.0x	2.75%	1.25%	0.30%
II	>/= 1.00x and < 2.00x	3.00%	1.50%	0.35%
III	>/= 2.00x	3.25%	1.75%	0.40%
The Applicable Rate shall be in effect from the date the most recent compliance certificate or financial statement is received by the Bank until the date the next compliance certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate or financial statement, the Applicable Rate from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above. The Applicable Rate will be set at Level III from March 19, 2015, until the Borrower delivers a compliance certificate pursuant to Section 8.2(b).
If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Bank determines that (i) the Financial Test as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Financial Test would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Bank an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. The Bank's acceptance of payment of such amounts will not constitute a waiver of any default under this Agreement. The Borrower's obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other obligations.
3.4    Unused Commitment Fee. Section 3.1(c) of the Loan Agreement is amended and restated in its entirety to read as follows:

(c)    Unused Commitment Fee. The Borrower agrees to pay an unused commitment fee equal to the product of: (i) the difference between $7,500,000 and the amount of credit that the Borrower actually uses, determined by the daily amount of credit outstanding during the specified period; multiplied by (ii) the Applicable Rate for the "Unused Commitment Fee" determined by reference to the performance pricing grid in Section 1.7. The unused commitment fee is payable in arrears and is due on the last day of each fiscal quarter and on the maturity date for any final period that is shorter than a fiscal quarter. If there is any change in the Applicable Rate during any fiscal quarter, the actual daily amount will be computed and multiplied by the Applicable Rate separately for each period during the fiscal quarter that such Applicable Rate was in effect. The Applicable Rate will be set at Level III from March 19, 2015, until the Borrower delivers a compliance certificate pursuant to Section 8.2(b).

3.5    Financial Information. Section 8.2 of the Loan Agreement is amended by adding a new section (d) to read as follows:

(d)
as soon as available, but in any event within 30 days after the end of each month, the Borrower's management-prepared financials as of the end of the preceding month, prepared in accordance with GAAP and on a consistent basis with prior periods (except as disclosed in writing to the Bank), including, without limitation, the Borrower's consolidated balance sheet, consolidated income statement, and consolidated cash flow statement. The management-prepared financials delivered in accordance with this clause must be in form and substance satisfactory to the Bank in its commercially reasonable discretion and must be certified by the Borrower's chief financial officer or treasurer.

3.6    Funded Debt to EBITDA Ratio. Section 8.4 of the Loan Agreement is amended and restated in its entirety to read as follows:

8.4    Funded Debt to EBITDA Ratio.

To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not to exceed the ratios indicated below for each period specified below. The ratio will be calculated at the end of each fiscal quarter using the results of preceding twelve months.

Fiscal Quarters Ending:	Maximum Ratio
March 31, 2015 and June 30, 2015	N/A
September 30, 2015	4.25:1.00
December 31, 2015 and thereafter	3.50:1.00

"Funded Debt" means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term debt, less the non-current portion of Subordinated Liabilities.

"EBITDA" means an amount equal to:

(i)	net income;

(ii)	less income or plus loss from discontinued operations;

(iii)	less income or plus loss from non-cash extraordinary items;

(iv)	plus non-cash stock compensation expense;

(v)	plus income taxes;

(vi)	plus interest expense;

(vii)	plus depreciation, depletion, and amortization;

(viii)	plus $1,251,000 of restructuring charges made in the fiscal quarter ended June 30, 2014, to the extent such restructuring charges were incurred within the applicable twelve-month measurement period;

(ix)
plus up to $1,200,000 of restructuring charges to the extent that:  (i) the restructuring charges are incurred by the Borrower on or after January 1, 2015, and on or before June 30, 2016; and (ii) such restructuring charges were incurred within the applicable twelve-month measurement period.

provided, however, that "EBITDA" does not reflect any positive or negative mark-to-market adjustments from derivatives, futures or otherwise, including gains or losses from foreign exchanges.

"Subordinated Liabilities" means liabilities subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

3.7    Basic Fixed Charge Coverage Ratio. Section 8.5 of the Loan Agreement is amended and restated in its entirety to read as follows:

8.5    Basic Fixed Charge Coverage Ratio.

To maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio not to exceed the ratios indicated below for each period specified below. The ratio will be calculated at the end of each fiscal quarter using the results of preceding twelve months.

Fiscal Quarters Ending:	Maximum Ratio
March 31, 2015, and June 30, 2015	N/A
September 30, 2015	1.10:1.00
December 31, 2015 and thereafter	1.25:1.00

"Basic Fixed Charge Coverage Ratio" means the ratio of:

(a)
the sum of EBITDA (as defined in Section 8.4) plus rent and lease expense, minus cash taxes paid or plus cash tax refunds received, minus dividends, minus maintenance capital expenditures of $1,000,000 annually; to

(b)	the sum of cash interest expense, rent and lease expense, the current portion of long-term debt, and the current portion of capitalized lease obligations.
3.8    Capital Expenditures. Section 8.6 of the Loan Agreement is amended and restated in its entirety to read as follows:

8.6    Capital Expenditures.

Not to spend or incur obligations (including the total amount of any capital leases) to acquire fixed assets for more than $4,000,000 in any single fiscal year on a consolidated basis.

3.9    Minimum EBITDA. Section 8.7 of the Loan Agreement is amended and restated in its entirety to read as follows:

8.7    Minimum EBITDA.

To maintain on a consolidated basis a minimum EBITDA (as defined in Section 8.4) of at least the amount indicated below for each period specified below. EBITDA will be calculated at the end of each fiscal quarter using the results of preceding twelve months.

Fiscal Quarters Ending:	EBITDA
March 31, 2015	($1,000,000)
June 30, 2015	$1,000,000
September 30, 2015	$2,000,000

3.10    Cross-Default. Section 10.3 of the Loan Agreement is amended and restated in its entirety.

10.3    Cross-Default. The Borrower (or any Obligor) or any of the Borrower's related entities or affiliates fails to make any payment when due or fails to observe or perform any other agreement or condition related to indebtedness for borrowed money having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000, or any other event of default occurs in connection with any such indebtedness and is not cured within the applicable cure or grace periods.

4.    Conditions. This Amendment will be effective when the Bank receives:

4.1	Payment by the Borrower of all reasonable costs, expenses and attorney fees incurred by the Bank in connection with this Amendment; and

4.2	A fully executed amendment to the Deed of Trust in a form satisfactory to the Bank in its commercially reasonable discretion.

5.    Release of Claims. The Borrower releases and forever discharges the Bank and the Bank's principals, agents, successors, assigns, employees, officers, directors, and attorneys, and each of them, of and from any and all claims, demands, damages, suits, rights, defenses, offsets, or causes of action of every kind and nature that the Borrower has or may have as of the Effective Date, whether known or unknown, contingent or matured, foreseen or unforeseen, asserted or unasserted, including, without limitation, all claims for compensatory damages, general damages, special damages, consequential damages, incidental damages, and punitive damages, attorney fees, and equitable relief.

6.    Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Loan Agreement, including but not limited to the Dispute Resolution Provision, shall remain in full force and effect.

7.    Statutory Notice. Oral agreements or oral commitments to loan money, extend credit, or to forbear from enforcing repayment of a debt are not enforceable under Washington law.

8.    Counterparts. This Amendment may be executed in counterparts.

[one signature page follows]

The duly authorized representatives of the undersigned parties have executed and delivered this Amendment No. 7 to Loan Agreement as of the Effective Date.

Bank of America, N.A. By: /s/ Christopher Swindell Christopher Swindell Senior Vice President	Key Technology, Inc. By: /s/ Jeffrey T. Siegal Jeffrey T. Siegal Vice President and Chief Financial Officer

Exhibit A

Borrowing Base Provisions
"Borrowing Base" means at any time the sum of the following amounts (all values determined in accordance with GAAP):

(a)	80% of Eligible Receivables;

(b)
plus 50% of Eligible Domestic Inventory; provided, however, that the amount of advances supported by Eligible Domestic Inventory may not constitute more than $3,750,000 of the Borrowing Base at any one time; and

(c)
minus the aggregate outstanding amount of all bank guarantees issued by the Bank for the account of: (i) the Borrower; (ii) Key Technology B.V.; or (iii) any affiliate or subsidiary of the Borrower or Key Technology B.V.

"Eligible Domestic Inventory" means inventory owned by the Borrower to the extent subject to the Bank's first lien under the Security Agreement, dated December 10, 2008, between the Borrower and the Bank, as amended from time to time (as so amended, the "Security Agreement"); provided, however, that none of the following classes of inventory shall be deemed to be Eligible Domestic Inventory:

(a)
inventory located on leaseholds as to which the lessor has not entered into a consent and agreement providing the Bank with the right to receive notices of default, the right to repossess such inventory at any time, and such other rights as may be reasonably requested by the Bank;

(b)	inventory that is obsolete, slow moving, unmerchantable, unusable, or otherwise unavailable for sale;

(c)	inventory that is in transit or that is located outside the United States;

(d)
inventory stored with a consignee, bailee, or warehouseman or that is otherwise not in the possession of or under the sole control of the Borrower, except to the extent lien waivers, subordinations, or releases have been obtained to the satisfaction of the Bank;

(e)	inventory consisting of work-in-process;

(f)	inventory with respect to which the representations and warranties applicable to the inventory and set forth in the Security Agreement or any other Loan Document are not true and correct;

(g)
inventory in respect of which the Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority Lien in favor of the Bank, securing the Indebtedness;

(h)	inventory in which any third party has a Lien; and

(i)	such other inventory as determined by the Bank, in its commercially reasonable discretion, on not less than 60 business days' prior written notice to the Borrower;

provided, however, that in determining the value of Eligible Domestic Inventory to be included in the Borrowing Base, the Bank will use the lower of: (i) the Borrower's cost, and (ii) the Borrower's estimated market value.
"Eligible Receivables" means accounts receivable of the Borrower to the extent subject to the Bank's first lien under the Security Agreement; provided, however, that none of the following classes of accounts receivable shall be deemed to be Eligible Receivables:

(a)
accounts receivable that do not arise out of the sale of goods or rendering of services in the ordinary course of the Borrower's business, and with respect to the sale of goods without any further obligation on the part of the Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty;

(b)
accounts receivable owed by account debtors that are incorporated or organized in any jurisdiction other than the United States or Canada or that are otherwise on terms other than those normal or customary in the Borrower's business;

(c)	accounts receivable for which the debtor on the account claims any defense to payment of the account, whether well founded or otherwise;

(d)	accounts receivables more than 90 days past original due date;

(e)	accounts receivable owing from any person or entity that is an affiliate or employee of the Borrower;

(f)
accounts receivable owing from any individual or entity or its affiliates to the extent that, if included in Eligible Receivables, such accounts receivable would in the aggregate constitute more than 20 percent of the Borrower's aggregate accounts receivable (only the excess over 20 percent is ineligible);

(g)
accounts receivable owing from any person or entity from which an aggregate amount of more than 25 percent of the U.S. or Canada accounts receivable owing from such person or entity are more than 90 days past the date due;

(h)	accounts receivable owing from any person or entity that is the subject of any insolvency, bankruptcy, receivership or similar proceeding;

(i)	accounts receivable arising out of prebillings or agreements providing for dating of the account debtor's obligation to pay for the goods or services in question;

(j)
accounts receivable arising out of conditional sales, including, without limitation, sales involving terms or provisions providing for cash-on-delivery, bill-and-hold, credit hold, guaranteed sale, right of return, sale-or-return, sale on approval, or consignment;

(k)	accounts receivable to the extent subject to any debit memo, setoff, offset, contra account, or charge back;

(l)
accounts receivable as to which the Borrower has received any note, trade acceptance, draft, or other instrument with respect to the goods or services giving rise to the accounts receivable and having a maturity greater than 12 months;

(m)	accounts receivable owing from an account debtor that is an agency, department, or instrumentality of the United States or any state or province;

(n)	accounts receivable that arise out of a contract with, or order from, an account debtor that by its terms forbids or makes the assignment or pledge thereof to the Bank void or unenforceable;

(o)	accounts receivable to the extent that they result from, include, or constitute late charges, finance charges, or service charges;

(p)
accounts receivable with respect to which the representations and warranties applicable to the accounts receivable and set forth in the Security Agreement or any other Loan Document are not true and correct;

(q)
with respect to accounts receivable owned by the Borrower, accounts receivable in respect of which the Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien in favor of the Bank securing the Indebtedness (as defined in the Security Agreement);

(r)	accounts receivable in which any third party has a lien; and

(s)	such other accounts receivable as determined by the Bank, in its commercially reasonable discretion, on not less than 60 business days' prior written notice to the Borrower.